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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE


                  Contact: Carl B. Lehmann, CEO or
                           Jeffrey B. Murphy, CFO
                           RTW, Inc.
                           (952) 893-0403


RTW, INC. TO CLOSE ITS MASSACHUSETTS AND MISSOURI REGIONAL OFFICES

MINNEAPOLIS - December 7, 2001, RTW, Inc. (Nasdaq: RTWI) announced today that it is closing its Missouri and Massachusetts offices, effective January 31, 2002. RTW employs 36 people between these two regional offices. RTW opened its St. Louis, Missouri office in 1996 and its Westwood, Massachusetts office in 1997. Premiums in force totaled $89.4 million at September 30, 2001 of which $11.0 million were in the Missouri region and $13.7 million were in the Massachusetts region.. The Company will not write any new business in these regions and will manage its existing business in these regions from other offices of the company.

         Commenting on this development, Carl Lehmann, Chairman and CEO, said, "This is a very difficult decision. RTW will become a smaller, more focused company in 2002, and we believe that focusing on the regions of Minnesota, Colorado and Michigan will enable RTW to better deploy its capital in regions that have demonstrated the capability to return a profit. Although we have excellent people, strong agency relations and serve valued policyholders in the Missouri and Massachusetts markets, neither of these regions has been profitable this year or in the past two years. We are committed to decreasing our presence in these markets in a thoughtful way and will continue to provide excellent service to our existing agency partners and policyholders. Most importantly, we want to ensure as smooth a transition as possible for our employees. We expect to record a charge of approximately $2.0 million to $2.5 million to cover the cost of these closures, the majority of which will be recognized as an expense in the fourth quarter of 2001. We expect that these actions will increase the profitability of RTW in the future and also reduce our premium to surplus leverage ratio."

         RTW, Inc., based in Minneapolis, Minnesota, manages disability products and services for employers. Primary among its disability products and services is a workers' compensation management system designed to lower employers' costs and return injured employees to work as soon as possible.

         RTW, Inc. combines its proprietary management systems, the ID 15(R) and the RTW SOLUTION(R), with insurance products underwritten by an RTW subsidiary, American Compensation Insurance Company. RTW currently offers its services to employers in Minnesota, Wisconsin, South Dakota, Colorado, Missouri, Illinois, Kansas, Michigan, Indiana, Massachusetts, Connecticut, Rhode Island and New Hampshire. Clients span many industries including manufacturing, health care, hospitality, and wholesale/retail. RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI.


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         Some of the statements made in this News Release, as well as statements made by the Company in periodic press releases, oral statements made by the Company's officials to analysts and shareholders in the course of presentations about the Company and conference calls following earnings releases, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (i) general economic and business conditions; (ii) interest rate changes; (iii) competition and the regulatory environment in which the Company operates; (iv) claims frequency; (v) claims severity; (vi) the Company's ability to manage both its existing claims and new claims in an effective manner; (vi) the number of new and renewal policy applications submitted by the Company's agents; (viii) the Company's ability to obtain and retain reinsurance at a reasonable cost;
(ix) the Company's ability to maintain a "Secure" rating from A.M. Best, (x) the Company's ability to successfully administer its Massachusetts and Missouri accounts from other offices; and (xi) other factors as noted in the Company's filings with the SEC. This discussion of uncertainties is by no means exhaustive, but is designed to highlight important factors that may affect the Company's future performance.